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[Enterbank Holdings, Inc. Letterhead]


FOR RELEASE JANUARY 5, 2000


ENTERBANK HOLDINGS, INC. AND COMMERCIAL GUARANTY BANCSHARES, INC.
ANNOUNCE MERGER PLANS

ST. LOUIS, MISSOURI, JANUARY 5, 2000 - Enterbank Holdings, Inc., the parent company of Enterprise Bank in St. Louis, Missouri, and Commercial Guaranty Bancshares, Inc., the parent company of First Commercial Bank, N.A. in Overland Park, Kansas, jointly announced today the signing of a definitive merger agreement which will result in combined assets of over $600 million.
      The joint announcement was made today by Fred H. Eller, President and Chief Executive Officer of Enterbank and Joe C. Morris, Chairman of the Board of Commercial Guaranty.
      Under the agreement, Enterbank will acquire the approximately 837,000 outstanding shares of common stock of Commercial Guaranty with an exchange ratio of 2.1429 Enterbank shares for each Commercial Guaranty share. The merger will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization. The definitive merger agreement, which has been approved by the Boards of Directors of both companies, is subject to conditions usual and customary for merger transactions of this type. It will require approval by the shareholders of both companies, the Federal Reserve Board and satisfaction of certain other terms and conditions. It is presently expected that the merger will be consummated sometime in the middle of 2000.

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              150 N. Meramec * Clayton, Missouri 63105-3753 *
                    (314) 725-5500 * Fax (314) 727-3239

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      The two companies evidence similar business philosophies and are known for their dedication to personal service. Their non-banking business units are also complimentary. Commercial Guaranty offers merger and acquisition services that will benefit Enterbank clients, and Enterbank offers services such as financial consulting, custodial and trust services not previously available to Commercial Guaranty customers.

      "This partnership is a great strategic fit for both companies," said Fred Eller. "We have the same philosophy of quality service and dedication to our clients, especially closely held businesses--that's what has helped us grow. Enterprise already has a Kansas City presence through its affiliation with Enterprise Merchant Banc in Overland Park. It just makes sense to offer business owners on both sides of the state the expanded services of a more complete financial services provider."
      "Just as Enterprise has done, First Commercial was built on developing strong relationships with customers. The customers know our employees on a personal basis and that's how we'll continue to do business. There are no plans to make any changes in existing personnel; on the contrary, we hope to create more job opportunities as we continue to grow with Enterprise," said Paul Clendening, President of First Commercial Bank.

      Commercial Guaranty was founded in 1996 as a commercial bank holding company serving business owners and entrepreneurs in the Greater Kansas
City Metropolitan area and now has over $125 million in assets and 270 shareholders. First Commercial has experienced significant growth over the past four years, primarily in the area of commercial lending. First Commercial Bank is headquartered in Overland Park, Kansas and has three branch offices in Humboldt, Chanute and Iola, Kansas.
      Enterprise was founded in 1988, and now has bank locations in Clayton, St. Peters and Sunset Hills, Missouri. Enterprise Bank offers businesses, their owners and entrepreneurs a full line of services ranging from traditional loans and deposits to Internet banking. Enterprise also offers financial consulting and comprehensive trust services through Enterprise Financial Advisors and Enterprise Trust. Merchant Banking activities

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are offered through Enterbank's affiliate, Enterprise Merchant Banc, located in Overland Park, Kansas. Enterbank now has almost $500 million in assets and, with the acquisition of Commercial Guaranty, Enterbank will operate as a $600+ million bank holding company with nearly 200 employees and seven banking offices in Missouri and Kansas.

This joint release includes forward-looking statements which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements (which involve each company's plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the effect that changes in interest rates and the cost of funds has on earnings and assets; the level of loan defaults and delinquencies; the ability to successfully grow and realize profits from commercial banking operations and strategic non-banking lines of business; concentrations of loans in two geographic areas; the ability to retain key personnel; the degree and nature of competition; changes in government regulation of our businesses; environmental liabilities associated with foreclosures and the effect of the Year 2000 problem on us and those entities with which we do business. Enterbank and Commercial Guaranty undertake no obligation to revise or publicly release the results of any revision to these forward looking statements by Enterbank. Readers should carefully review the risk factors described in other documents published and/or filed with the Securities and Exchange Commission ("SEC").

(Note: A registration statement relating to the Enterbank shares to be issued in the Merger will be filed with the SEC. Common stock may not be exchanged, nor may offers to exchange be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange the common stock, nor shall there be any exchange of the common stock in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. The Enterbank common stock to be exchanged for Commercial Guaranty shares will be offered only by means of a prospectus filed with the SEC.)
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For additional information or questions please contact:

Fred H. Eller                                James C. Wagner
President, Chief Executive Officer           Chief Financial Officer
Enterbank Holdings, Inc.                     Enterbank Holdings, Inc.
150 North Meramec                            150 North Meramec
Clayton, Missouri  63105                     Clayton, Missouri  63105
Phone:(314) 725-5500                         Phone:(314) 725-5500
Fax:(314) 727-3239                           Fax:(314) 727-3239